INDEPENDENT  AUDITORS' REPORT

To the Shareholders and Board of Directors of TCW Galileo Funds, Inc.

In planning and performing our audits of the financial statements of TCW Galileo Funds, Inc. (the "Company") (comprising TCW Galileo Money Market Fund, TCW Galileo Core Fixed Income Fund, TCW Galileo High Yield Bond Fund, TCW Galileo Mortgage-Backed Securities Fund, TCW Galileo Total Return Mortgage-Backed Securities Fund, TCW Galileo Convertible Securities Fund, TCW Galileo Select Equities Fund, TCW Galileo Earnings Momentum Fund, TCW Galileo Aggressive Growth Fund, TCW Galileo Small Cap Growth Fund, TCW Galileo Asia Pacific Equity Fund, TCW Galileo Emerging Markets Fund, TCW Galileo Latin America Equity Fund, TCW Galileo International Equities Fund, TCW Galileo European Equities Fund, TCW Galileo Japanese Equities Fund, TCW Galileo Value Opportunities Fund, TCW Galileo Large Cap Growth Fund, TCW Galileo Large Cap Value Fund, and TCW Galileo Emerging Markets Income Fund), for the periods ended October 31, 1999 (on which we have issued our report dated December 21, 1999), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the internal control structure.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Company's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Company's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1999.

This report is intended solely for the information and use of management, the Board of Directors of TCW Galileo Funds, Inc., and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.


// Deloitte & Touche LLP //
Los Angeles, California
December 21, 1999